Exhibit 3.1.4

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES

                                       AND

                       RIGHTS OF SERIES A PREFERRED STOCK

                                       OF

                         RICHARD BARRIE FRAGRANCES, INC.

             ------------------------------------------------------

              Pursuant to Section 78.195 of the General Corporation
                           Law of the State of Nevada
             ------------------------------------------------------


                  RICHARD BARRIE FRAGRANCES, INC., a Nevada corporation (the "Corporation"), hereby certifies that, pursuant to the authority vested in the Board of Directors of the Corporation under ARTICLE FOURTH of the Corporation's Articles of Incorporation and in accordance with Section 78.195 of the Nevada General Corporation Law, the Board of Directors has adopted the following resolution creating the Corporation's Series A Preferred Stock, par value $.01 per share:
                  RESOLVED, that a series of the Preferred Stock, $.01 par value, of the Corporation be hereby created and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof be as follows:

                  (1)  Designation.   A  Series  of  Preferred  Stock  shall  be
designated and known as the Series A Preferred Stock (hereinafter called, the "Preferred Stock").

                  (2) Number of Shares. The number of shares of Preferred Stock authorized for issuance hereby shall initially be 529 shares, which number may be increased or decreased (but not decreased below the number of shares of the series then outstanding), from time to time by the Board of Directors. Shares of Preferred Stock redeemed or purchased by the Corporation shall be cancelled and shall revert to authorized but unissued shares of the Corporation's preferred stock without designation as to series.

                  (3) Dividends. Preferred Stock shall have no right to any dividends.

                  (4)  Liquidation Preference.



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                       (a)  In the event of any voluntary or involuntary
liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any of the Corporation's common stock, the holders of Preferred Stock shall be entitled to be paid the amount of $5,600 per share. The merger or consolidation of the Corporation with or into one or more other entities or the sale, lease or conveyance of all or a part of its assets shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of the foregoing provisions of this subdivision (4).

                      (b) If the Corporation fails to pay the mandatory redemption price in accordance with subdivision (5)(b) hereof, the holders of a majority of the outstanding shares of Preferred Stock shall be entitled to compel the liquidation of the Corporation and to obtain their liquidating preference from the proceeds thereof.

               (5)    Redemption.

                      (a) Preferred Stock may be called for redemption, in whole and not in part, at the option of the Corporation, by resolution of its Board of Directors at any time prior to the first anniversary of the date of issuance thereof for a redemption price of $5,600 per share.

                      (b) If not sooner redeemed pursuant to subdivision (5)(a) hereof, Preferred Stock shall be redeemed by the Corporation on the first anniversary of the date of its issuance for a redemption price of $5,600 per share.

                      (c) Notice of redemption of shares of Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the Preferred Stock at their respective last addresses as they shall appear on the stock books of the Corporation. Such mailing shall be made at least 30 days and not more than 60 days prior to the date fixed for redemption. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder receives such notice, and failure to give such notice by mail, or any defect in such notice, to any holder of shares of Preferred Stock shall not affect the validity of the proceedings for the redemption of any other shares of Preferred Stock.
                      (d) If notice of redemption shall have been duly mailed, then, from and after the date of redemption so designated, notwithstanding that any certificate for shares of Preferred Stock shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding and all rights with respect to such shares of Preferred Stock shall forthwith on the redemption date cease and terminate, except only the right of the holders thereof to receive payment of the redemption price.

                      (e) The Corporation shall not establish, and the holders of Preferred Stock shall not be entitled to the benefits of, any sinking or retirement fund with respect to the shares of Preferred Stock.

               (7) Voting Rights. The holders of the Preferred Stock shall have no voting power on any matters of the Corporation, except the right to vote as a class with respect to (i) any sale the Corporation's assets having a fair market value of $250,000 or more, alone or in the aggregate with all other sales of Corporation assets, unless all of the net proceeds of such sale are applied to the payment of the redemption price of the Preferred Stock; (ii) any amendments to the Corporation's Articles of Incorporation; and (iii) the issuance of any shares of the Company's capital stock (other than any issuance of shares pursuant to currently outstanding rights or options) unless the



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Preferred Stock will be redeemed in connection with the transaction  pursuant to which such shares are to be issued. For all matters on which the holders of Preferred Stock are entitled to vote as a class, the affirmative vote of holders holding a majority of the Preferred Stock outstanding shall be required for the approval of such matter.

               (8) Preemptive Rights. The holders of shares of Preferred Stock shall have no preemptive right to purchase or otherwise acquire shares of any class of stock or other securities of the Corporation now or hereafter authorized.

                  IN WITNESS WHEREOF, we have executed this Certificate of Designation this 27th day of June, 1996.

                                    RICHARD BARRIE FRAGRANCES, INC.


                                     By: /s/ Richard Barrie
                                         Richard Barrie, President



                                     By: /s/ Joseph Buvel
                                         Joseph Buvel, Assistant Secretary



STATE OF CONNECTICUT   )
                       ss.:
COUNTY OF NEW HAVEN    )

                  On June 25, 1996, personally appeared before me, a Notary Public for the State and County aforesaid, Richard Barrie, as President of Richard Barrie Fragrances, Inc., and Joseph Buvel, as Assistant Secretary of Richard Barrie Fragrances, who acknowledged that they executed the above instrument.


                                        /s/
                                        Notary Public




[Affix Notarial Seal]


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